Exhibit 10.14
                          CELLEGY PHARMACEUTICALS, INC.
                      349 Oyster Point Boulevard, Suite 200
                          South San Francisco, CA 94080


                                November 5, 2003

Mr. Richard C. Williams
26001 Osprey Nest Court
Bonita Springs, FL 34134

Re:   Invitation to Join the Board of Directors of Cellegy Pharmaceuticals, Inc.

Dear Dick:

         On behalf of the Board of Directors of Cellegy Pharmaceuticals, Inc. (the "Board"), I am pleased to invite you to join the Board of Directors of Cellegy as a non-employee (and non-officer), non-executive Chairman of the Board. Your responsibilities as Chairman of the Board will be as assigned to you from time to time by the Board, and initially will involve spending such amount of time as you deem appropriate to fulfill your responsibilities as Chairman and as otherwise previously discussed with you.

         Your compensation as Chairman of the Board initially will be comprised of the following:

         1. A cash director's fee at a rate of $100,000 per year, payable in equal installments twice per month in accordance with normal Company policy;

         2. Reimbursement of reasonable expenses (following submission of customary documentation per company policies) for travel, meals and lodging (at rates generally comparable to reimbursements for other non-employee directors of the Company, and subject to any additional arrangements regarding travel that are approved by the Board) in connection with attending Board meetings and otherwise carrying out your duties as Chairman;

         3. Except for option grants and director fee payments to other outside directors as described below, such other benefits as are extended to the Company's non-employee directors as a group from time to time; and

         4. A ten-year option in the form attached as Exhibit I hereto to purchase 1,000,000 shares of Common Stock of the Company (the "Option"). The Option will be fully vested and exercisable as of the date the Option is granted. However, the Option with respect to the 400,000 shares, whether or not exercised, shall not be subject to forfeiture. With respect to the remaining 600,000 shares (the "Second Tranche Shares"), but only with respect to the number of such 600,000 Second Tranche Shares represented by the unexercised portion of the Option for those shares, the right to purchase such Second
Tranche Shares shall terminate and be forfeited if you voluntarily resign as Chairman and a Director of the Board of Directors, or elect not to be


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nominated for election as a Director,  during the period from the date hereof to the one-year anniversary of the date the Option is granted. With respect to 400,000 Second Tranche Shares, but only with respect to the number of such 400,000 Second Tranche Shares represented by the unexercised portion of the Option for those shares, the right to purchase such Second Tranche Shares, shall terminate and be forfeited if you voluntarily resign as Chairman and a Director of the Board of Directors, or elect not to be nominated for election as a Director, during the period from the one-year anniversary of the date the Option is granted to the two-year anniversary of the date the Option is granted. With respect to 200,000 Second Tranche Shares, but only with respect to the number of such 200,000 Second Tranche Shares represented by the unexercised portion of the Option for those shares, the right to purchase such Second Tranche Shares, shall terminate and be forfeited if you voluntarily resign as Chairman and a Director of the Board of Directors, or elect not to be nominated for election as a Director, during the period from the two-year anniversary of the date the Option is granted to the three-year anniversary of the date the Option is granted.

         This compensation package is unique to you and will be reviewed from time to time. Cellegy maintains a compensation program for its outside directors that includes an initial option grant and a subsequent annual grant of stock options and payment of fees for attending Board meetings, which you will not be entitled to received in light of the larger stock option to be granted to you.

         In accordance with the Company's By-Laws the Board of Directors has elected or has agreed to elect you as Chairman of the Board to fill an existing vacancy, subject to your willingness to hold such position. Your election will be confirmed by the Board on November 6, 2003, at the Board's next meeting. Upon election, you will stand for re-election at the next annual meeting of the shareholders of Cellegy

         We look forward to having you join the Board of Directors of Cellegy.

                                            Sincerely yours,



                                            Tobi Klar,
                                            Chairman of the Nominating/
                                            Corporate Governance Committee of
                                            the Board of Directors

ACKNOWLEDGED AND AGREED:


------------------------------
Richard C. Williams

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